Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com

For Immediate Release

MasTec Announces Full Exercise and Closing of Convertible

Note Offering Over-Allotment

Coral Gables, FL (June 23, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that its underwriters have exercised their entire 15% over-allotment related to the Company’s recent senior convertible note offering. MasTec closed the additional $15 million aggregate principal amount of convertible notes on June 22.

The total $115,000,000 aggregate principal amount of senior convertible notes, including the 15% over-allotment, have an interest rate of 4%, with interest paid semi-annually, and mature on June 15, 2014, unless earlier repurchased or converted. Proceeds from the additional $15 million aggregate principal amount of new senior convertible notes, will be used for working capital, possible acquisitions of assets and businesses and for general corporate purposes.

The new senior convertible notes are convertible, under certain circumstances, into shares of MasTec common stock at a conversion rate of 63.4417 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $15.76 per share of common stock, subject to adjustment in certain circumstances.

The transaction enhances MasTec’s balance sheet and capital structure. Current liquidity increased by approximately $55 million. Additionally, after the new convertible note transaction, the Company’s debt maturities and interest rates are very favorable. MasTec has a $210 million bank credit facility, currently priced at LIBOR plus 250 basis points, due in 2013, $115 million of 4% convertible notes due in 2014, and $150 million of 7.625% senior notes due in 2017.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability; customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes in our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses, integrate acquired businesses within expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, transmission, broadband and related projects and expenditures; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; liquidity issues and the impact of recent accounting pronouncements related to the auction rate securities we hold; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including some of our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services, on short or not notice under our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; the restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into, or as a result of conversions of convertible securities issued, in connection with past or future acquisitions or offerings; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.